UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 23, 2011

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2011, Amyris, Inc. (the “Company”) and Total Gas & Power USA SAS (“Total”) entered into an amendment (the “Amendment”) of their Technology License, Development, Research and Collaboration Agreement (the “Collaboration Agreement”). The Collaboration Agreement, which the parties entered into in June 2010, provides that the parties will identify and develop certain potential products based on the Company’s synthetic biology platform and that rights to such products will be licensed, for commercial development, to joint ventures owned by the parties.

The Amendment provides for an exclusive strategic collaboration for the development of renewable diesel products and contemplates that the parties will establish a joint venture (the “JV”) for the production and commercialization of such renewable diesel products on an exclusive, worldwide basis. It also provides that commercialization and production of jet fuel, already under development pursuant to the Collaboration Agreement, would be conducted on an exclusive, worldwide basis through the same JV. In addition, the Amendment provides the JV with the right to produce and commercialize certain other chemical products on a non-exclusive basis. The Amendment provides that definitive agreements to form the JV must be in place by March 31, 2012 or the renewable diesel program, including any further collaboration payments by Total related to the renewable diesel program, will terminate. The continuation of the renewable diesel program and the formation of the JV are also subject to certain mutual intellectual property due diligence conditions. Under the Amendment, each party retains certain rights to independently produce and sell renewable diesel under specified circumstances subject to paying royalties to the other party.

Total has an option, upon completion of the renewable diesel program, to notify the Company that it does not wish to pursue production or commercialization of renewable diesel under the Amendment. If Total exercises this right, all of Total’s intellectual property rights that were developed during the renewable diesel program would terminate and would be assigned to the Company, and the Company would be obligated pay Total specified royalties based on the Company’s net income. Such royalty payments would also include a share of net proceeds received by the Company from any sale of its renewable diesel business.

Pursuant to the Amendment, Total has agreed to solely fund the following amounts: (i) the first $30 million in research and development costs related to the renewable diesel program which have been incurred since August 1, 2011, which amount shall be in addition to the $50 million in research and development funding contemplated by the Collaboration Agreement, and (ii) for any research and development costs incurred following the JV formation date that are not covered by the initial $30 million, an additional $10 million in 2012 and up to an additional $10 million in 2013, which amounts will be considered part of the $50 million contemplated by the Collaboration Agreement. In addition to these payments, Total has further agreed to fund 50% of all remaining research and development costs for the renewable diesel program under the Amendment, which the parties expect will result in approximately $65 million in additional funding by Total. The parties have separately agreed that, if the JV is formed, Total will fund additional amounts with respect to JV expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: November 30, 2011	By:	/s/ Tamara Tompkins
Tamara Tompkins
EVP and General Counsel